Exhibit 10.8

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

Effective January 1, 2010

(Original Date:  October 16, 2006)

Dear Steven:

The Board of Directors believes that it is in the best interests of Meritage Homes Corporation (“Meritage”), and its shareholders to take appropriate steps to allay any concerns you (sometimes referred to herein as “Executive”) may have about your future employment opportunities with Meritage and its subsidiaries (Meritage and its subsidiaries are collectively referred to as the “Company”).  As a result, the Board has decided to offer to you the benefits described below.

1.                                       Term of Agreement.

This Agreement is effective immediately and will continue in effect as long as you are employed by Meritage, unless you and Meritage agree in writing to its termination.

2.                                       Severance Payment.

If your employment with the Company is terminated without “Cause” (as defined in Section 7) at any time within 150 days prior to or within two years following a “Change of Control” (as defined in Section 5), you will receive the “Severance Payment” described below.  You will also receive the Severance Payment if you terminate your employment for “Good Reason” (as defined in Section 6) at any time within two years following a Change of Control.

The Severance Payment equals the sum of (i) two times the higher of (x) your annual base salary on the date of termination of your employment, or (y) your annual base salary on the date preceding the Change of Control, and (ii) two times the higher of:  (x) the average annual incentive compensation paid to you in the two years prior to termination of your employment or (y) the annual incentive compensation paid to you in the year preceding the year in which the Change of Control occurred (for purposes of determining the amount of the Executive’s incentive compensation paid for any year during this one- or two-year period, the amount of the incentive compensation considered paid for purposes of this provision shall be the sum of (A) the actual Bonus paid to the Executive, or (B) the fair market value (determined at the time of grant and not at the time of vesting) of the shares of the Company’s restricted stock, options and other equity-based awards that became vested in such year).  Notwithstanding the above, the Severance Payment shall not exceed the lesser of (i) an amount that could be paid on account of a Change of Control that is not subject to the imposition of any excise tax under Code Section 4999 and is not otherwise subject to the non-deductibility provisions of Code Section 280G, or (ii) $4 million.

The Severance Payment will be paid in one lump sum as soon as the revocation period of your legal release has expired (explained in more detail below), but in no event more than 60 days following termination of your employment; provided that if you are a “Specified Employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended

(“Code”)) and the payment does not comply with any exception to Section 409A, the above payment will be paid to you on the first day of the seventh month following the date of your “Separation from Service” (as defined in your Employment Agreement) along with accrued interest at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate (the “Prime Rate”) from the date that payments to you should have been made under this Agreement.  If you die after your termination of employment but before receiving the above payment, the Company will distribute the benefits to your beneficiary as soon as administratively feasible following the date of your death.

You are not entitled to receive the Severance Payment if your employment is terminated for Cause, if you terminate your employment without Good Reason, or if your employment is terminated by reason of your “Disability” (as defined in Section 8(d)) or your death (unless death or Disability occurs after a Notice of Termination).  In addition, you are not entitled to receive the Severance Payment if your employment is terminated by you or the Company for any or no reason prior to 150 days before a Change of Control occurs or more than two years after a Change of Control has occurred.

Notwithstanding anything in this Agreement to the contrary, in order to receive the Severance Payment described in this Section 2, you must execute (and not revoke) a legal release (“Release Agreement”), in the form and substance reasonably requested by the Company, in which you release the Company, Affiliates, directors, officers, employees, agents and others affiliated with the Company from any and all claims, including claims relating to your employment with the Company and the termination of your employment.  The Company shall provide you with the Release Agreement within 5 days following your termination of employment (or “Separation from Service” if you are a “Specified Employee”).  The Release Agreement must be executed and returned to the Company within the 21 or 45 day (as applicable) period described in the Release Agreement and you must not revoke it within the 7-day revocation period described in the Release Agreement.

The Severance Payment will be paid to you without regard to whether you look for or obtain alternative employment following termination of your employment with the Company.

3.                                       Benefits Continuation.

If you are entitled to severance under Section 2, you will continue to receive life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to termination of your employment for a period of 24 months following termination of your employment.  Such benefits shall be provided on substantially the same terms and conditions as they were provided prior to the Change of Control, provided that, if coverage for such benefits is not available under the plans of the Company, the Company shall pay you an amount in cash equal to the cost of your obtaining such alternative coverage.  Such cash payment shall be made within 60 days of your termination of employment.

In-kind benefits otherwise receivable pursuant to this Section also shall be reduced or eliminated if and to the extent that you receive comparable benefits from any other source (for example, another employer); provided, however, you shall have no obligation to seek, solicit or accept employment from another employer in order to receive such benefits.

4.                                       Stock Option and Restricted Stock Acceleration.

Notwithstanding anything in this Agreement or in any option or other award agreement to the contrary, upon a Change of Control, any stock options, restricted stock and other equity-based awards granted to you shall accelerate and become vested without further action and, to the extent permitted under the applicable Company plan’s governing documents, Executive shall have a period of one year from the date of termination to exercise such options (or, if shorter, the earlier of the original expiration of the terms of the option or 10 years from the date of grant).  In addition, all restrictions on awards granted shall lapse.

5.                                       Change of Control Defined.

For purposes of this Agreement, the term “Change of Control” shall mean and include the following transactions or situations:

(a)                                  The acquisition of beneficial ownership, directly or indirectly, of securities having 35% or more of the combined voting power of Meritage’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another.  For purposes of this Section, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”)).  For purposes of this Section, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company, or any officer, director, or 10% or more shareholder of the Company as of the date of this Agreement.

(b)                                 A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of Meritage to an Unrelated Person or Unrelated Persons acting in concert with one another.

(c)                                  Any consolidation or merger of Meritage with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of Meritage immediately prior to the consolidation or merger are the Beneficial Owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

(d)                                 A change during any period of two consecutive years of a majority of the members of the Board of Directors of Meritage for any reason, unless the election, or the nomination for election by the Company’s shareholders, of each director was approved by the vote of a majority of the directors then still in office who were directors at the beginning of the period.

6.                                       Good Reason Defined.

For purposes of this Agreement, the term “Good Reason” shall include the following circumstances:  (a) if the Company assigns you duties that are materially inconsistent with, or constitute a material reduction of powers or functions associated with, your position, duties, or responsibilities with the Company, or a material adverse change in your titles, authority, or reporting responsibilities, or in conditions of your employment, (b) if your base salary is reduced, (c) if the Company fails to cause any successor to expressly assume and agree to be bound by the terms of this Agreement, (d) any purported termination by the Company of your employment for grounds other than for “Cause,” (e) if the Company relieves you of your duties other than for “Cause,” (f) if you are required to relocate to an employment location that is more than fifty (50) miles from Scottsdale, Arizona, or (g) the Company materially breaches its obligations under this Agreement or your Employment Agreement (as defined in Section 7 below) and such breach is not cured within a reasonable period of time after written notice from the Executive.  The Company and you further acknowledge and agree that, if following a Change of Control, you do not serve or are not serving as Executive Vice President — National Homebuilding Operations or comparable position of the parent corporation of the surviving organization, you have experienced a material reduction of powers or functions associated with your position, duties or responsibilities with the Company such that Good Reason shall be deemed to exist.

7.                                       Cause Defined.

For purposes of this Agreement, the term “Cause” will exist if Executive, during the term of this Agreement as set forth in Section 1, (i) has engaged in malfeasance, willful or gross misconduct, or willful dishonesty that materially harms the Company or its stockholders, (ii) is convicted of a felony that is materially detrimental to the Company or its stockholders, (iii) is convicted of or enters a plea of nolo contendere to a felony that materially damages the Company’s financial condition or reputation or to a crime involving fraud, (iv) is in material violation of the Company’s ethics/policy code, including breach of duty of loyalty in connection with the Company’s business, (v) willfully fails to perform duties under this Agreement or under the Amended and Restated Employment Agreement between you and the Company effective as of January 1, 2010 (“Employment Agreement”) after notice by the Board and an opportunity to cure, (vi) impedes, interferes or fails to reasonably cooperate with an investigation authorized by the Board or fails to follow a legal and proper Board directive, and (vii) a restatement of financial results that occurs as the result of your willful misconduct or gross negligence pursuant to the Sarbanes-Oxley Act.

8.                                       Termination Notice And Procedure.

Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

(a)                                  The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

(b)                                 Any Notice of Termination by the Company shall be in writing signed by the Chairman of the Compensation Committee (the “Committee”) of the Board of Directors of the Company specifying in detail the basis for such termination.

(c)                                  If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 30-day period following your receipt of such notice, you may elect to continue your employment (or you may be placed on paid administrative leave, at the Company’s option), during such dispute.  If it is thereafter determined that (i) Cause did exist, your “Termination Date” shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 15, or (B) the date of your death; or (ii) Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.  A determination of Cause shall be made by a majority of the members of the Board only after the Executive and his counsel, if any, have been giving an opportunity to meet with the Board in advance of the Board’s vote on the matter; provided that, such determination of Cause shall be subject to the dispute resolution process described in Section 15.

(d)                                 If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 30-day period following your receipt of such notice, you may elect to continue your employment during such dispute (or you may be placed on paid administrative leave, at the Company’s option).  The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by Meritage, provided, however, that if you do not accept the opinion of the licensed physician selected by Meritage, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if Meritage does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Meritage and you, respectively.  If it is thereafter determined that (i) a Disability did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is resolved, or (B) the date of your death, or (ii) a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.  For purposes of this Agreement, “Disability” shall be given the meaning ascribed to such term in your Employment Agreement at the time the Disability determination is being made.

(e)                                  If you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 30-day period following the Company’s receipt of such notice, you may elect to continue your employment (or you may be placed on paid administrative leave with pay, at the Company’s option), during such dispute.  If it is thereafter determined that (i) Good Reason did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 15, (B) the date of your death, or (C) one day prior to the second anniversary of a Change of Control, and your payments hereunder shall reflect events occurring after you delivered Notice of Termination; or (ii) Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason.  The Company shall be given an opportunity to cure the event causing Good Reason within the 15-day period following Executive’s Notice of Termination for Good Reason.

(f)                                    If you do not elect to continue employment pending resolution of a dispute regarding a Notice of Termination, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by you, you shall be deemed to have voluntarily terminated your employment other than for Good Reason and if delivered by the Company, the Company will be deemed to have terminated you other than by reason of Disability or with Cause.

9.                                       Successors.

Meritage will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Meritage or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Meritage or any subsidiary would be required to perform it if no such succession had taken place.  Failure of Meritage to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement by Meritage.  As used in this agreement “Company” shall mean Company, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.                                 Binding Agreement.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

11.                                 Notice.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as shown in the Employment Agreement, provided that all notices to Meritage shall be directed to the attention of the Chairman of the Committee with a copy to the Secretary of Meritage, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

12.                                 Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles.  All references to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of Meritage that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

13.                                 Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.                                 Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.                                 Alternative Dispute Resolution.

All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein (such as in Section 8), be resolved in accordance with the arbitration or mediation provisions included in your Employment Agreement.

16.                                 Expenses and Interest.

If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the prevailing party shall recover any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained calculated at the Prime Rate from the date that payments were or should have been made under this Agreement.

17.                                 Payment Obligations Absolute.

Meritage’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances.  All amounts payable by Meritage in accordance with this Agreement shall be paid without notice or demand.  If Meritage has paid you more than the amount to which you are entitled under this Agreement, Meritage shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

18.                                 Effect on Employment Agreement.

This Agreement supplements, and does not replace, your Employment Agreement.  If there is any conflict between the provisions of this Agreement and your Employment Agreement, such conflict shall be resolved so as to provide the greater benefit to you.  However, the Company does not intend to provide duplicative payments, severance or benefits with in the Employment Agreement or under any employee severance plan to the extent such a plan exists or is subsequently implemented by the Company.  As a result, benefits otherwise receivable pursuant to this Agreement shall be reduced or eliminated if and to the extent that you receive severance, consulting or non-competition payments or benefits pursuant to the Employment Agreement, including, but not limited to, payments or benefits pursuant to Section 6 of the Employment Agreement, or pursuant to an employee severance plan; provided that, in no event shall this provision affect or negate the accelerated vesting of stock options, restricted stock and other equity-based awards described in Section 4.

19.                                 Entire Agreement.

This Agreement, your Employment Agreement and your restricted stock and option grant documents set forth the entire agreement between you and the Company concerning the subject matter discussed in this Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether written or oral, by any officer, employee or representative of the Company.  Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.  Notwithstanding the foregoing, nothing in this Agreement is intended to affect any previous agreements pertaining to the grant of restricted stock or options to the Executive, including without limitation, provisions set forth in Executive’s prior Change of Control Agreement providing for acceleration and vesting upon a change of control which previous provisions shall be deemed to apply to all restricted stock, options and other equity-based awards.

20.                                 Deferral of Payments.

To the extent that any payment under this Agreement, when combined with all other payments received during the year that are subject to the limitations on deductibility under Code Section 162(m), exceeds the limitations on deductibility under Code Section 162(m), such payment will be delayed until the first year in which it is deductible.

21.                                 Parties.

This Agreement is an agreement between you and Meritage and all successors and assigns of Meritage.  In certain cases, though, obligations imposed upon Meritage may be satisfied by a subsidiary of Meritage.  Any payment made or action taken by a subsidiary of Meritage shall be considered to be a payment made or action taken by Meritage for purposes of determining whether Meritage has satisfied its obligations under this Agreement.

22.                                 409A Interpretation.

The parties intend for payments under this Agreement to be exempt from the requirements of Section 409A of the Code.  Notwithstanding anything herein to the contrary, in the even that Executive is determined to be a specified employee within the meaning set forth in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended or any successor provision and the Treasury Regulations issued thereunder, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid the imposition of the additional tax under Section 409A of the Code.

If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

MERITAGE HOMES CORPORATION

	By:	/s/ Steven J. Hilton
	Name:	Steven J. Hilton
	Its:	Chairman and CEO

Enclosure

ACCEPTANCE

I hereby accept the offer to participate in this special benefits program and I agree to be bound by all of the provisions noted above.

STEVEN DAVIS

/s/ Steven M. Davis